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                                                                    EXHIBIT 23-2

                         CONSENT OF INDEPENDENT AUDITOR


       We consent to the reference to our firm under the captions "Experts" and to the use of our report dated March 19, 1999, with respect to the consolidated financial statements and schedules of Emerald Coast Bancshares, Inc. and Subsidiary (not presented separately in the 1999 Annual Report on Form 10-K) included in the Annual Report of The Banc Corporation (Form 10-K) for the year ended December 31, 1999, included in the Registration Statement (Form S-1 No. 333-__________) and related Prospectus of The Banc Corporation for the registration of 920,000 shares of TBC Capital Statutory Trust Preferred Securities (liquidation amount $25.00 per preferred security) guaranteed by The Banc Corporation.


                              Saltmarsh, Cleaveland & Gund

                              Pensacola, Florida
                              June 30, 2000